Exhibit 99.1

Cytokinetics, Incorporated	Burns McClellan, Inc.
Sharon Surrey-Barbari	Clay Kramer (investors)
SVP, Finance and CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS, INCORPORATED REPORTS
FIRST QUARTER 2006 FINANCIAL RESULTS
Company Provides Update on Clinical Development Programs
SOUTH SAN FRANCISCO, CA, April 27, 2006 – Cytokinetics, Incorporated (Nasdaq: CYTK), for the first quarter of 2006, reported revenues from research and development collaborations of $1.4 million. Net loss for the first quarter of 2006 was $12.5 million, or $0.36 per share. As of March 31, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $105.8 million.
“In the first quarter of 2006, Cytokinetics continued to advance both its oncology and cardiovascular programs towards important proof-of-concept validation in human clinical trials, while gaining further insight into the potential clinical role of each of our our drug candidates. In March, we reported additional clinical trial data for ispinesib in patients with platinum-sensitive non-small cell lung cancer, in connection with our strategic alliance with GlaxoSmithKline. In our cardiology program, our Phase I clinical trial with CK-1827452 for the potential treatment of patients with heart failure is progressing as expected, and we look forward to sharing top-line data from this trial in the next few months,” stated James H. Sabry, M.D., Ph.D., Chief Executive Officer. “We are pleased with the clinical progress of our novel cytoskeletal-based drug discovery approaches for the potential treatment of cancer and heart failure.”
Company Highlights:
•	In March of 2006, Cytokinetics announced that in a Phase II clinical trial, conducted by GlaxoSmithKline (GSK), and designed to evaluate the safety and efficacy of ispinesib in the second-line treatment of patients with either platinum-sensitive or platinum-refractory non-small cell lung cancer, ispinesib did not satisfy the criteria for advancement to Stage 2 in the platinum-sensitive treatment arm. This clinical trial was designed to require a minimum of 1 confirmed partial or complete response out of 20 evaluable patients in a treatment arm in order to proceed to Stage 2 in that treatment arm. The clinical trial’s primary endpoint was response rate as determined using the RECIST criteria. The best overall response in the platinum-sensitive treatment arm of this clinical trial was disease stabilization observed in 10 of 20 evaluable patients. In the overall patient population, median time to disease progression was 6 weeks for the 20 evaluable patients; in the 10 patients whose best response was stable disease, the median time to progression was 17 weeks.

•	GSK continued to enroll patients in Stage 2 of a Phase II clinical trial evaluating ispinesib as second- or third-line treatment for patients with locally advanced or metastatic breast cancer. Investigators presented data from Stage 1 of this clinical trial at the San Antonio Breast Cancer Symposium in December 2005.

•	GSK continued to treat patients in a Phase II clinical trial evaluating ispinesib as second-line treatment for patients with advanced ovarian cancer.

•	GSK also continued to treat patients in two dose-escalating Phase Ib clinical trials, each designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin and the second in combination with capecitabine.

•	The National Cancer Institute (NCI), in collaboration with GSK, continued to sponsor five Phase II clinical trials evaluating the potential efficacy of ispinesib in the treatment of patients with colorectal, hepatocellular, head and neck, hormone-refractory prostate cancer and melanoma.

•	The NCI also continued patient enrollment in two Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on an alternative dosing schedule. One clinical trial is enrolling patients with advanced solid tumors who have failed to respond to all standard therapies, and the second clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.

•	GSK continued to enroll patients in a dose-escalating Phase I clinical trial of SB-743921, our second KSP inhibitor. This clinical trial is designed to evaluate the safety, tolerability and pharmacokinetics of SB-743921 in advanced cancer patients.
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Cytokinetics Q1 Financials Press Release
April 27, 2006

•	In April of 2006, Cytokinetics announced the initiation of a Phase I/II clinical trial of SB-743921, in patients with non-Hodgkin’s Lymphoma (NHL), in connection with an expanded development program for SB-743921. This Phase I/II clinical trial is an open-label, non-randomized clinical trial designed to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of SB-743921, administered as a one-hour infusion on days 1 and 15 of a 28-day schedule, first without and then with the administration of granulocyte colony stimulating factor (GCSF) in patients with NHL. This clinical trial is designed to allow us to assess the potential efficacy of the maximum tolerated dose (MTD) of SB-743921 administered on this dosing schedule in patients with NHL.

•	Cytokinetics continued to dose-escalate CK-1827452, a novel small molecule cardiac myosin activator for the treatment of acute heart failure, through several cohorts in a Phase I clinical trial designed to determine the maximum tolerated dose and plasma concentration of this drug candidate in healthy volunteers. The clinical trial is a double-blind, randomized, placebo-controlled, dose-escalation clinical trial being conducted to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of CK-1827452 in normal healthy volunteers.

•	In January of 2006, Cytokinetics sold $33.0 million of its common stock in a registered direct offering pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. Under the terms of the transaction, Cytokinetics sold 5.0 million shares of common stock at a price of $6.60 per share to a select group of institutional investors. Net proceeds from the offering were approximately $32.0 million after all offering expenses.
Financials:
Revenues from research and development collaborations for the first quarter of 2006 were $1.4 million, compared to $2.6 million for the same period in 2005. Revenues for the first quarter of both 2006 and 2005 were largely derived from our research collaboration with GSK. Revenues from the first quarter of 2005 also included $0.3 million in payments from our research collaboration with AstraZeneca. The decline in collaborative research revenues in 2006, when compared to the same period in 2005, was primarily due to reductions in full time equivalent and patent reimbursement revenue of $0.9 million by GSK and a reduction in collaboration revenue from AstraZeneca in 2006.
Total research and development (R&D) expenses for the first quarter of 2006 were $11.3 million, compared to $10.5 million for the same period in 2005. The increase in R&D expenses over the prior year was primarily due to increased spending related to the advancement of our cardiovascular and early research programs, partially offset by decreased spending on proprietary technologies. In the first quarter of 2006, the stock-based compensation expense related to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment was offset by lower salary expense.
Total general and administrative (G&A) expenses for the first quarter of 2006 were $3.6 million, compared to $3.1 million for the same period in 2005. The increase in 2006 G&A expenses was primarily due to the recording of employee stock-based compensation charges related to SFAS No. 123R.
The net loss for the first quarter of 2006 was $12.5 million, or $0.36 per share, compared to a net loss of $10.5 million, or $0.37 per share for the same period in 2005.
Company Milestones for 2006
Oncology
Ispinesib (SB-715992)
•	Additional data are anticipated from GSK’s Phase II clinical trial of second- or third-line therapy in patients with locally advanced or metastatic breast cancer in the second half of 2006.

•	Data are anticipated from GSK’s Phase II clinical trial of second-line therapy in patients with ovarian cancer in the second or third quarter of 2006.

•	Interim data from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with carboplatin will be presented at the American Society of Clinical Oncology (ASCO) conference in June of 2006.

•	Additional data are anticipated from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine, in the second half of 2006.

•	Interim data from the NCI’s Phase II clinical trials in the second-line therapy of patients with metastatic colorectal cancer will be presented at the ASCO conference in June of 2006.

Cytokinetics Q1 Financials Press Release
April 27, 2006

•	Initiation of the NCI’s Phase II clinical trial in patients with renal cell cancer is anticipated in the second half of 2006.

•	Interim data from the NCI’s Phase I clinical trial evaluating an alternative dosing schedule in patients with advanced solid tumors will be presented at the ASCO conference in June of 2006.
SB-743921
•	Interim data from GSK’s Phase I clinical trial in advanced solid tumor patients will be presented at the ASCO conference in June of 2006.
GSK-923295
•	A regulatory filing is anticipated by GSK in late 2006 to allow initiation of first time in human clinical trials in the first half of 2007.
The clinical trial milestones for the oncology program described above are based on information provided by GSK or the NCI. The occurrence of these events is outside of our control.
Cardiovascular
CK-1827452, intravenous formulation
•	Top-line data are anticipated from our Phase I clinical trial in healthy volunteers in the second quarter of 2006.

•	Initiation of our Phase II clinical trials program is expected in the second half of 2006.
CK-1827452, oral formulation
•	Initiation of our Phase I oral bioavailability clinical trial is expected in the second half of 2006.
Conference Call and Webcast Information
Members of the Cytokinetics management team will review first quarter results via webcast and conference call today at 4:30 PM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may also access the live conference call dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 7704837. The webcast will be available via Cytokinetics’ website through May 27, 2006. The audiocast will be available via telephone from April 27, 2006 at 5:30 PM Eastern Time until May 4, 2006 by dialing 800-642-1687 (United States and Canada) or 706-645-9291 (International) and typing in the passcode 7704837.
About Cytokinetics
Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs its PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline (GSK) have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. Ispinesib (SB-715992), SB-743921 and GSK-923295 are being developed under the strategic alliance with GSK. GSK is conducting Phase II and Ib clinical trials for ispinesib and a Phase I clinical trial for SB-743921. Cytokinetics is conducting a Phase I/II clinical trial for SB-743921. Cytokinetics’ unpartnered cardiovascular disease program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics is conducting a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the intravenous treatment of heart failure and has also selected CK-1827452 as a potential drug candidate for the treatment of chronic heart failure via oral administration. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

Cytokinetics Q1 Financials Press Release
April 27, 2006

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, timing, scope and results of Cytokinetics’ and its partners’ clinical development and research programs, including statements regarding Cytokinetics’ milestones for 2006, anticipated dates of release of data from clinical trials, upcoming presentations of clinical trial results, initiation of clinical trials, the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK or the NCI to postpone or discontinue development efforts for one or more compounds, difficulties or delays in patient enrollment for clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), the conduct of activities and continued funding under Cytokinetics’ collaborations and the implementation and maintenance of procedures, policies, resources and infrastructure relating to compliance with new or changing laws, regulations and practices. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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Cytokinetics Q1 Financials Press Release
April 27, 2006

Condensed Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

Revenues:
Research and development revenues	$720	$1,872
License revenues	700	700

Total revenues	1,420	2,572

Operating Expenses:
Research and development	11,266	10,537
General and administrative	3,622	3,143

Total operating expenses	14,888	13,680

Operating loss:	(13,468)	(11,108)

Interest and other income	1,128	712
Interest and other expense	(124)	(134)

Net loss	$(12,464)	$(10,530)

Net loss per common share — basic and diluted	$(0.36)	$(0.37)

Weighted average shares used in computing net loss per common share — basic and diluted	34,247,403	28,381,656

Cytokinetics Q1 Financials Press Release
April 27, 2006

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$73,111	$13,515

Short term investments	28,150	62,697

Other current assets	1,846	2,652

Total current assets	103,107	78,864

Property and equipment, net	5,949	6,178

Restricted investments	4,546	5,172

Other assets	1,066	1,247

Total assets	$114,668	$91,461

Liabilities and stockholders’ equity

Current liabilities	$9,685	$11,264

Long-term obligations	5,933	6,636

Stockholder’s equity	99,050	73,561

Total liabilities and stockholders’ equity	$114,668	$91,461